Exhibit 10.1

This CONSULTING AGREEMENT (this “Agreement”), is dated as of April 28, 2026, by and between Braze, Inc. (“Braze,” and together with its subsidiaries, affiliates and joint ventures for which it owns a majority interest, the “Company”) and Isabelle Winkles (the “Consultant,” together with Braze, the “Parties” and each, a “Party”). This Agreement will be effective on May 29, 2026 (the “Effective Date”). For the avoidance of doubt, if the Consultant fails to sign or revokes the Release Agreement attached hereto as Exhibit A (the “Release”), this Agreement shall not become effective, the Term (as defined in Section 4(a) below) of this Agreement shall not commence and this Agreement shall automatically terminate and become null and void ab initio.

1.	Consulting Services and Continuing Obligations.

(a)	Subject to and upon the terms and conditions set forth in this Agreement, effective on the Effective Date, Braze hereby retains the Consultant, and the Consultant hereby agrees to be retained by Braze, to provide consulting services, including transition support and such other services as shall be determined and reasonably requested from time to time by the Chief Executive Officer of Braze, or his designee, (the “Services”).

(b)	The amount of time that Consultant shall devote to the performance of the Services pursuant to this Agreement will vary week to week. Consultant shall be available during normal business hours to provide the Services.

(c)	The Consultant shall provide the Services under this Agreement at such times and locations as are mutually agreed upon by the Consultant and the Company. In rendering the Services under this Agreement, the Consultant shall act solely as an independent contractor, the Consultant will not be eligible for any employee benefit plans or programs maintained by the Company, and this Agreement shall not be construed to create any employee/employer relationship between the Consultant and the Company.

(d)	During the Term of this Agreement, and except to the extent otherwise agreed upon in writing by the Consultant and Braze, the Consultant will keep separate and not co-mingle (i) Consultant’s Services for Braze, and (ii) any contact information obtained during Consultant’s consulting relationship with Braze, with those provided, or pursuant, to any other consulting arrangements.

(e)	It is understood and agreed that the Consultant may be involved in any capacity in other businesses, endeavors and undertakings. As consideration for the continued vesting of the Equity Awards (as defined below), Consultant agrees to comply with the restrictive covenants and agreements set forth in the Employee Covenants Agreement signed by Consultant on November 27, 2019, as modified hereby (“Covenants Agreement”), which is incorporated herein by reference, and all other written restrictive covenants and agreements with the Company, restrictive covenants under the Equity Awards, and all confidentiality and other obligations with respect to the Company under its Code Business Conduct and Ethics, Insider Trading Policy, Anti-Corruption Policy or otherwise, including without limitation, non-competition, non-solicitation, confidentiality and insider trading restrictions (collectively, the “Restrictive Covenants”). Consultant expressly acknowledges that continuing to comply with the terms of the Restrictive Covenants is a material term of this Agreement. Consultant further acknowledges that, in the event that Consultant has materially violated any of the Restrictive Covenants and fails to reasonably cure such material violation within 10 business days after receiving written notice from the Company reasonably detailing such material violation and demanding that it be cured, Consultant shall forfeit any benefits described in this Agreement, and to the extent permissible under applicable law, shall return to Braze any shares previously received as a result of the vesting of the Equity Awards under Section 3 hereof, provided that the Consultant shall retain shares with a then market value of $500.00, which the Parties agree constitutes valid and ongoing consideration for the release and waiver of claims in the Release Agreement, and Braze shall have no further obligation to Consultant.

(f)	The Consultant agrees that Consultant’s continuing obligations under the Covenants Agreement shall remain in full force and effect during the Term of this Agreement and are hereby incorporated by reference, provided, that, solely for purposes hereof, the terms of the Covenants Agreement are hereby modified such that reference therein to the term of the Consultant’s employment with the Company and termination thereof shall include reference to the Consultant’s consultancy pursuant to this Agreement and the termination thereof such that, for example, the non-competition covenants set forth in the Covenants Agreement incorporated herein shall continue during the Term of this Agreement and for a one-year period after the Term of this Agreement and the non-solicitation covenants set forth in the Covenants Agreement and incorporated herein shall continue during the Term of this Agreement and for a one-year period after the Term of this Agreement.

2.	Expenses.

(a)	Braze shall reimburse the Consultant for any actual out-of-pocket expenses incurred by the Consultant while rendering Services under this Agreement so long as such expenses are reasonable and necessary, and appropriately documented and approved per Braze’s standard practices.

(b)	Except for any expense reimbursement made in accordance with Section 2(a) and any Equity Awards vesting throughout the Term, the Company shall have no obligation to provide any compensation or benefits to the Consultant with respect to any Services rendered by the Consultant to the Company pursuant to this Agreement.

3.	Equity.

(a)	The Parties hereby acknowledge and agree that for so long as (i) this Agreement becomes effective pursuant to its terms, and (ii) the Consultant provides services materially in accordance with this Agreement during the Term, the end of the Consultant’s employment with the Company shall not constitute an interruption in the Consultant’s Continuous Service (as defined in the Braze 2021 Equity Incentive Plan) for the following equity awards previously issued by the Company to the Consultant (the “Equity Awards”):

•	Award No. PS000007, previously issued by the Company to the Consultant on March 10, 2025, provided that the number of shares issuable pursuant to vesting of such Equity Award shall not exceed 7,040 shares of Class A common stock (subject to adjustment for any reverse or forward stock split effective after the date hereof, if any) regardless of any term to the contrary of any Award Document (as defined below) related to such Equity Award; and

•	Award No. RS005496, previously issued by the Company to the Consultant on March 3, 2023, provided that the number of shares issuable pursuant vesting of such Equity Award shall not exceed 5,998 shares of Class A common stock (subject to adjustment for any reverse or forward stock split effective after the date hereof, if any) regardless of any term to the contrary of any Award Document related to such Equity Award.

For the sake of clarity, notwithstanding anything herein or any Award Document to the contrary, the aggregate number of shares issuable upon vesting of the Equity Awards under this Section 3(a) shall not exceed 13,038 shares of Class A common stock (subject to adjustment for any reverse or forward stock split effective after the date hereof, if any).

Consultant hereby acknowledges and agrees (i) that any restricted stock units or other equity awards (other than stock options) previously issued to the Consultant that do not represent Equity Awards shall be terminated in their entirety on the Effective Date, and (ii) that any currently outstanding and unvested stock options that are not Equity Awards shall cease to vest as of the Effective Date. The Parties further agree that, notwithstanding anything to the contrary in the applicable Award Documents, if the Consultant’s services under this Agreement are terminated as a result of the Consultant’s death or Disability (as defined in the Braze 2021 Equity Incentive Plan) prior to August 17, 2026, then the vesting of the portion of the Equity Awards that would otherwise have vested between such date of termination and August 17, 2026 (assuming the Consultant had maintained Continuous Service throughout such period) shall be accelerated to vest as of such date of termination.

(b)	Unless otherwise provided pursuant to Section 3(a) hereof, effective as of the earlier of (i) date the Term ends as defined in Section 4 hereof, or (ii) the effective date of any termination of this Agreement in accordance with Section 4(b) or Section 4(c) hereof (the “Consultancy Termination Date”), (A) Consultant shall immediately cease to time-vest in any Equity Awards that are restricted stock units (“RSUs”), and (B) the unvested portion of the RSUs which have not time-vested will be automatically cancelled and forfeited by Consultant for no consideration. If applicable, rights in respect of the portion of any equity award(s) that remain outstanding will continue to be governed by the equity plan(s) and award agreement(s) pursuant to which such award(s) was or were granted to Consultant (including any amendments thereto) (collectively, the “Award Documents”). Consultant’s vested stock options will remain exercisable until the three-month anniversary of the Consultancy Termination Date. If Consultant does not exercise vested stock options within three months of the Consultancy Termination Date, those options will be forfeited without compensation or other obligations by the Company, as set forth in the Award Documents.

4.	Term; Termination.

(a)	This Agreement shall take effect as of the Effective Date and shall continue thereafter in full force and effect until and including August 17, 2026, unless terminated earlier in accordance with the provisions of Section 4(b) or 4(c) hereof (the “Term”). The Consultant shall begin providing the Services to Braze on the Effective Date.

(b)	Braze may unilaterally terminate this Agreement and immediately cease the vesting of the Equity Awards earlier than August 17, 2026 should the Consultant materially breach the Release Agreement, any Restrictive Covenants (as modified by Section 1 of the Agreement), or engage in conduct that constitutes grounds to terminate Consultant for “Cause” (as defined in the Company’s Executive Severance Plan) and fails to reasonably cure such material breach or grounds for Cause within 10 business days after receiving written notice from the Company reasonably detailing such material breach or grounds for Cause and demanding that it be cured. Should Consultant engage in any of the conduct listed in the preceding sentence, Braze may terminate the Agreement if Consultant fails to cure the conduct after Braze provides Consultant with the aforementioned notice and opportunity to cure.

(c)	Notwithstanding Section 4(b) above, Braze may unilaterally terminate this Agreement for any reason by providing Consultant with five (5) days’ written notice, but in such case, then the vesting of the portion of Consultant’s Equity Awards that would have otherwise vested had the Consultant maintained Continuous Service for the Company through the Term shall be accelerated to vest as of such Consultancy Termination Date.

(d)	Upon expiration or termination of this Agreement, the Consultant agrees that Consultant will not represent herself to third parties as having a role with the Company, nor have any authority to speak or act for or on behalf of the Company.

5.	No Conflicting Obligation. The Consultant hereby represents that Consultant is free to enter into this Agreement and that Consultant’s performance of all of the terms of this Agreement and of all of Consultant’s duties as a consultant to the Company do not and will not breach (i) any agreement to keep in confidence information acquired by the Consultant in confidence or in trust, (ii) any agreement to assign to any third party inventions made by the Consultant, or (iii) any agreement not to compete against the business of any third party. Consultant further represents that Consultant has not made and will not make any agreements in conflict with this Agreement.

6.	No Use of Name, Etc.

(a)	Without the prior written consent of the Company, the Consultant shall not at any time use, for herself or on behalf of any other person, any name that is identical or similar to or likely to be confused with the name of the Company or any of Affiliate of the Company (as defined below) or any product or service produced or provided by the Company or any Affiliate of the Company.

(b)	The Consultant shall not hold herself out as currently representing the Company without the prior written consent of the Company, unless it is within the scope of the Services being provided to the Company. Matters and inquiries outside the scope of the Services and relating to the Company should be directed to the Chief Executive Officer of the Company.

(c)	Nothing in this Agreement restricts or prohibits the Consultant from initiating communications directly with, responding to any inquiries from, providing testimony before, providing confidential information to, reporting possible violations of law or regulation to, or from filing a claim or assisting with an investigation directly with a self-regulatory authority or a government agency, or from making other disclosures that are protected under the whistleblower provisions of federal, state, or local law or regulation. The Consultant does not need the prior authorization of the Company to engage in conduct protected by this Section, and the Consultant does not need to notify the Company that Consultant has engaged in such conduct. The Consultant should take notice that federal law provides criminal and civil immunity to federal and state claims for trade secret misappropriation to individuals who disclose a trade secret to their attorney, a court, or a government official in certain, confidential circumstances that are set forth at 18 U.S.C. §§ 1833(b)(1) and 1833(b)(2), related to the reporting or investigation of a suspected violation of the law, or in connection with a lawsuit for retaliation for reporting a suspected violation of the law.

7.	Return of Property. The Consultant agrees to promptly return to the Company after the end of the Term or sooner if requested by Company all of its property, including, but not limited to, computers, files, and documents, including any correspondence or other materials containing trade secrets of the Company, identification cards, credit cards, keys, equipment, software and data, however stored other than Company property that Consultant is permitted to retain to perform the Services, as agreed with the Company. To the extent that Consultant made use of Consultant’s own personal computing devices (e.g., PDA, laptop, thumb drive, etc.) while providing services to the Company, whether during the Term or prior thereto, Consultant warrants that Consultant will delete all Company property and information from such personal computing devices and/or allow (at the Company’s expense) a third-party computer professional agreeable to Consultant confidential access to such personal computing devices for the purpose of remotely deleting all Company property and information from such personal computing devices.

8.	Release. On the Effective Date, Consultant will sign and deliver a release agreement in the form attached hereto as Exhibit A (the “Release Agreement”). Consultant hereby acknowledges and agrees that this Agreement shall become and remain effective only if Consultant timely signs the Release and does not revoke the Release.

9.	Miscellaneous.

(a)	This Agreement represents the entire Agreement of the Parties with respect to the arrangements contemplated hereby. No prior agreement, whether written or oral, shall be construed to change, amend, alter, repeal or invalidate this Agreement. This Agreement may be amended only by a written instrument executed in one or more counterparts by the Parties.

(b)	No consent to or waiver of any breach or default in the performance of any obligations hereunder shall be deemed or construed to be a consent to or waiver of any other breach or default in the performance of any of the same or any other obligations hereunder. Failure on the part of either Party to complain of any act or failure to act of the other Party or to declare the other Party in default, irrespective of the duration of such failure, shall not constitute a waiver of rights hereunder and no waiver hereunder shall be effective unless it is in writing, executed by the Party waiving the breach or default hereunder.

(c)	This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns. This Agreement may be assigned by the Company to any Affiliate of the Company and to a successor of its business to which this Agreement relates (whether by purchase or otherwise). “Affiliate of the Company” means any person or entity which, directly or indirectly, controls or is controlled by or is under common control with the Company and, for the purposes of this definition, “control” (including the terms “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of another whether through the ownership of voting securities or holding of office in another, by contract or otherwise. The Consultant may not assign or transfer any or all of Consultant’s rights or obligations under this Agreement; provided, that, any amounts due under this Agreement upon or following the Consultant’s death shall be paid to Consultant’s estate or beneficiaries, as applicable.

(d)	Unless otherwise provided herein, any notice, report, payment or document to be given by one Party to the other shall be in writing and shall be deemed given when delivered personally or mailed by certified or registered mail, postage prepaid (such mailed notice to be effective on the date which is three business days after the date of mailing), or sent by nationally recognized overnight courier (such notice sent by courier to be effective one business day after it is deposited with such courier), or sent by email (such notice sent by email to be effective when sent, if confirmed by certified or registered mail or overnight courier as aforesaid), addressed to the Party at the address set forth on the signature page to this Agreement or to such other place as any Party may designate as to itself by written notice to the other Party. Either Party may change its address for notices by means of a notice delivered in accordance with this Section 8(d). Notwithstanding the foregoing, all such notices, reports, payments or documents provided by the Company to the Consultant shall be sent by email (in addition to any other form of delivery chosen by the Company) to the Consultant at her personal email address on file with the Company.

(e)	This Agreement shall be governed by and construed in accordance with the substantive laws of the State of New York without reference to any choice or conflict of laws rule or provision that would result in the application of the substantive law of any other jurisdiction. Section headings of this

Agreement are for reference only and shall not affect its interpretation. In the event that any provision of this Agreement is held unenforceable by a court of competent jurisdiction, such court is hereby authorized to amend such provision so as to be enforceable to the fullest extent permitted by law, and all remaining provisions shall continue in full force without being impaired or invalidated in any way.

(f)	The Parties agree that any breach or threatened breach of Sections 1(e), 1(f), 5, 6, 7 or 9 of this Agreement by the Consultant may cause irreparable harm to the Company and that money damages will not provide an adequate remedy. In the event of a breach or threatened breach of Sections 1(e), 1(f), 5, 6, 7 or 9 of this Agreement by the Consultant, the Company shall, in addition to any other rights and remedies it may have, be entitled to seek an injunction, without the need to post bond.

(g)	This Agreement may be executed in counterparts, all of which together shall for all purposes constitute one agreement binding on each of the Parties hereto notwithstanding that each such Party shall not have signed the same counterpart.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have signed this Agreement as of the date first above written, intending it to take effect as a sealed instrument.

BRAZE, INC.

By:	/s/ Priyanka Singh
Name:	Priyanka Singh
Title:	Chief People Officer

CONSULTANT

By:	/s/ Isabelle Winkles
Isabelle Winkles

Exhibit A

General Release and Waiver of Claims (this “Release”)

(This Exhibit A must be signed on, but not before, the Effective Date)

In exchange for the benefits and other consideration provided by Braze, Inc. (“Braze,” together with its subsidiaries and affiliates, the “Company”) as set forth in the Consulting Agreement to which this Release is attached (the “Agreement”), which you hereby acknowledge and agree are just and sufficient consideration for the waivers, releases and commitments set forth herein, to the fullest extent permitted by law, you hereby knowingly and voluntarily release and waive any claims you may have against the Company, its affiliates, subsidiaries and each of their current and former owners, representatives, agents, officers, shareholders, partners, members, employees, directors and agents thereof, both individually and in their business capacities, attorneys, subscribers, subsidiaries, affiliates, predecessors, successors and assigns, and the Company’s employee benefit plans and programs and their administrators and fiduciaries (collectively, the “Releasees”), whether known or not known, asserted or unasserted, that arise out of or are in any way related to events, acts, conduct or omissions occurring prior to and up to and including the date that you sign this Release (collectively, the “Released Claims”) including, but not limited to, claims under any employment laws, breach of contract, breach of the covenant of good faith and fair dealing, all tort claims (including, but not limited to, claims for fraud, violation of public policy, defamation, physical injury or emotional distress), claims for compensation or benefits arising out of your employment or your separation of employment (including, but not limited to, salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, or stock options, restricted stock units, profits interests or other ownership interests in the Company or any of its affiliates); except, if you are a California employee, this wage release of wage claims is limited to disputed wages or as such release may be limited by applicable law as of the Effective Date; claims under any federal, state or local law, rule, regulation or ordinance, and any contract, tort, constitutional or common law claim, including, without limitation any claims or actions under the New York State Executive Law (including its Human Rights Law), the New York City Administrative Code (including its Human Rights Law), the New York Equal Pay Law, the New York Equal Rights Law, the New York Off-Duty Conduct Lawful Activities Discrimination Law, the New York State Labor Relations Act, the New York Whistleblower Statute, the New York Family Leave Law, the New York Wage and Hour Laws, the New York WARN Laws, the New York Civil Rights Law, the New York State Corrections Law, the New York City Earned Sick Time Act (Paid Sick Leave Law), the retaliation provisions of the New York State Workers’ Compensation Law, the New York State False Claims Act, the New York State Rights of Persons with Disabilities Law, the New York State Nondiscrimination Against Genetic Disorders Law, the New York State Smokers’ Rights Law, the New York AIDS Testing Confidentiality Act, the New York Genetic Testing Confidentiality Law, the New York Discrimination by Employment Agencies Law, the New York Bone Marrow Leave Law, the New York Adoptive Parents Child Care Leave Law, the New York State Constitution, and the New York City Charter, the Civil Rights Act of 1866; Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Occupational Safety and Health Act of 1970; the Employee Retirement Income Security Act of 1974; the Rehabilitation Act of 1973; Sections 1981 through 1988 of Title 42 of the United States Code; the Equal Pay Act of 1963; the Americans with Disabilities Act of 1990; the Americans with Disabilities Act Amendments Act; the Family and Medical Leave Act of 1993; the Age Discrimination in Employment Act of 1967 (“ADEA”) (including the Older Workers Benefit Protection Act (“OWBPA”)); the Worker Adjustment and Retraining Notification Act of 1989; the Uniformed Services Employment and Reemployment Rights Act of 1994; the Fair Credit Reporting Act; the Genetic Information Nondiscrimination Act of 2008, in each case, including all amendments to the foregoing.

In addition, you also agree to waive any right to bring, maintain, or participate in a class action, collective action, or representative action against the Company and/or the Releasees to the fullest extent permitted by law.  You agree that you may not serve as a representative of a class action, collective action, or representative action, may not participate as a member of a class action, collective action, or representative action, and may not recover any relief from a class action, collective action, or representative action.  You further agree that if you are included within a class action, collective action, or representative action, you will take all steps necessary to opt-out of the action or refrain from opting in, as the case may be.  You are not waiving any right to challenge the validity of this paragraph on any grounds that may exist in law and equity.  However, the Company and the Releasees reserve the right to attempt to enforce this Exhibit A, including this paragraph, in any appropriate forum.

You also understand and acknowledge that you have received all amounts due from the Company relating to your employment with the Company, including but not limited to, all wages earned, sick pay, personal leave pay, vacation pay, and/or overtime pay, except for any payments for payroll period that have not yet been made by the Company as of your execution of this Release.  Further, by executing this Release, you acknowledge that the Company has paid you all salary, wages, and other compensation it owes you (other than any payments for payroll period that have not yet been made by the Company as of your execution of this Release); and that you had the opportunity prior to signing this Release to raise to the Company any concerns or complaints about these or any other matters regarding your employment, compensation and/or affiliation with the Company and have done so. You further acknowledge that the salary you received was intended to and did pay you for all of the hours you worked for all payroll periods for which payment has been made.  Other than as expressly agreed to in the Agreement, you acknowledge that the Company does not owe you any other amounts.

Nothing in this Release constitutes a release or waiver by you of, or prevents you from making or asserting: (i) any claim or right you may have under COBRA; (ii) any claim or right you may have for unemployment insurance or workers’ compensation benefits; (iii) any claim to vested benefits under the written terms of a qualified employee pension or other retirement plan; (iv) any medical claim incurred during your employment that is payable under applicable medical plans or an employer-insured liability plan; (v) any claim or right that may arise after the execution of this Release; (vi) any claim or right you may have under the Agreement or this Exhibit A; or (vii) any claim or right pursuant to any Company liability insurance policy; (viii) any claim or right to indemnification, including, without limitation, pursuant to any Company governance document or policy; (ix) any claim or right as a stockholder of Braze or (x) any claim that is not otherwise waivable under applicable law.

By signing this Exhibit A, you understand and acknowledge that:

a.	Braze advises you to consult with an attorney before signing this Release;

b.	You have obtained independent legal advice from an attorney of your own choice with respect to this Release or you knowingly and voluntarily chosen not to do so;

c.	You freely, voluntarily and knowingly enter into this Release after due consideration;

d.	You have 21 days to review and consider this Release;

e.	You are signing this Release on or within 21 days after the Effective Date;

f.	You have a right to revoke this Release within seven calendar days of signing this Release by notifying Braze’s General Counsel by email at generalcounsel@braze.com, or by overnight mail to Braze, Inc., 28 East 28th Street, 13th Floor, New York, New York, 10016 Attn: General Counsel. Any revocation must be submitted in writing, and state: “I hereby revoke my acceptance of our agreement” or words to that effect;

g.	Unless revoked, this Release will become effective on the eighth day following its execution;

h.	You agree that changes to this Release, whether material or immaterial, do not restart the running of the 21-day consideration period;

i.	In exchange for your waivers, releases and commitments set forth herein, including your waiver and release of all claims arising under the ADEA and OWBPA, the benefits and other considerations that you are receiving pursuant to the Agreement exceed any payment, benefit or other thing of value to which you would otherwise be entitled, and are just and sufficient consideration for the waivers, releases and commitments set forth herein;

j.	No promise or inducement has been offered to you, except as expressly set forth herein, and you are not relying upon any such promise or inducement in entering into this Release; and

k.	YOU REPRESENT THAT YOU HAVE READ THE TERMS OF THIS RELEASE, THAT THIS RELEASE IS WRITTEN IN A MANNER THAT YOU CAN UNDERSTAND AND THAT THE COMPANY HAS NOT MADE ANY REPRESENTATIONS CONCERNING THE TERMS OR EFFECTS OF THIS RELEASE OTHER THAN THOSE CONTAINED HEREIN.

You understand and acknowledge that the benefits set forth in the Agreement will not be provided to you until you have executed the Agreement and this Exhibit A.

This Exhibit A incorporates by reference, as if set forth fully herein, all terms and conditions of the Agreement between you and Braze, including the recitation of consideration provided by Braze.  By signing this Exhibit A, you waive, release and forever discharge any and all claims that may have arisen through the date of your execution of this Exhibit A.

UNDERSTOOD, AGREED TO
AND ACCEPTED WITH THE
INTENTION TO BE LEGALLY BOUND:

__________________________________
Isabelle Winkles

Date: ______________________________